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                                                                     EXHIBIT 11

                              RUSSELL CORPORATION
                       Computation of Earnings Per Share
                (Dollars in Thousands Except Per Share Amounts)
                                  (Unaudited)





                                                              13 Weeks Ended
                                                         -------------------------
                                                           4/3/94         4/4/93
                                                         -----------    ----------
Net income                                              $    13,366    $    16,027
                                                        ===========    ===========
Shares:
  Weighted average common
     shares outstanding                                  39,971,389     40,842,898

Net common shares issuable
     on exercise of certain
     stock options                                          217,754        434,252
                                                        -----------    -----------
  Average common and common
     equivalent shares
     outstanding                                         40,189,143     41,277,150
                                                        ===========    ===========
Earnings per common and
  common equivalent share                               $       .33    $       .39







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